June 25, 2007
Mr. Stephen C. Hathaway
Chief Financial Officer
TomoTherapy Incorporated
1240 Deming Way
Madison, Wisconsin 53717

Subject:	Written Consent to Reference Virchow Krause Valuation, LLC Valuation in Form S-8 Filing of TomoTherapy Incorporated
Dear Mr. Hathaway:
We consent to the incorporation by reference in this Registration Statement on Form S-8 filed pursuant to the Securities Act of 1933, as amended, of the references to our firm under the captions “Experts,” “Compensation Discussion and Analysis,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Consolidated Financial Statements” in Amendment No. 8 to the Registration Statement on Form S-1 (No. 333-140600) and related Prospectus. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,
Virchow Krause Valuation, LLC

Ten Terrace Court • PO Box 7398 • Madison, WI 53707-7398 • Tel 608.249.6622 • Fax 608.249.0590 • www.virchowkrause.com
Virchow Krause Valuation, LLC